Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Longboard Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 456(b) and Rule 457(r)	(1)	(2)	(2)	(3)	(3)

	Equity	Preferred Stock, par value $0.0001 per share	Rule 456(b) and Rule 457(r)	(1)	(2)	(2)	(3)	(3)

	Debt	Debt Securities	Rule 456(b) and Rule 457(r)	(1)	(2)	(2)	(3)	(3)

	Other	Warrants	Rule 456(b) and Rule 457(r)	(1)	(2)	(2)	(3)	(3)

	Equity	Common Stock, par value $0.0001 per share	Rule 457(o)	$150,000,000	(2)	$150,000,000	$0.00014760	$22,140

Fees Previously Paid	—	—	—	—	—	—		—

	Total Offering Amounts				(2)	$150,000,000		$22,140

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$22,140

(1)

There are being registered hereunder such indeterminate number of shares of common stock, such indeterminate number of shares of preferred stock, such indeterminate principal amount of debt securities and such indeterminate number of warrants to purchase common stock, preferred stock or debt securities. The securities registered also include such indeterminate amount of all securities previously issued hereunder. The securities registered also include such indeterminate number of shares of common stock, preferred stock and amount of debt securities as may be issued upon conversion of or exchange for debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (“Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

The proposed maximum per security and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(3)

The registrant is relying on Rules 456(b) and 457(r) under the Securities Act to defer payment of the entire registration fee. In connection with the securities offered hereby, the registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b) under the Securities Act. The registrant will calculate the registration fee applicable to an offer of securities pursuant to this registration statement based on the fee rate in effect on the date of such fee payment.

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